QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.43

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
CHRISTOPHER & BANKS CORPORATION
AND
WILLIAM J. PRANGE

        THIS AGREEMENT is effective as of March 1, 2002, by and between Christopher & Banks Corporation (formerly known as Brauns Fashions Corporation), a corporation duly organized and existing under the laws of the State of Delaware (the "Corporation") and William J. Prange ("Executive").

BACKGROUND

        The Executive presently serves as the Chief Executive Officer of the Corporation pursuant to an Executive Employment Agreement dated as of March 1, 2000 (the "Prior Agreement"). The Executive and the Corporation desire to amend and restate the Prior Agreement in full with this Agreement.

ARTICLE 1
EMPLOYMENT

        1.1  The Corporation hereby employs Executive, and Executive agrees to work for the Corporation as Chief Executive Officer, and to perform such related duties as are assigned to him from time to time by the Board of Directors of the Corporation.

ARTICLE 2
TERM

        2.1  The term of this Agreement shall be for a period of five (5) years commencing on the date of this Agreement, unless sooner terminated as hereinafter provided. The Agreement shall thereafter continue in effect from year to year unless either party provides ninety (90) days written notice of termination.

ARTICLE 3
DUTIES

        3.1  Executive agrees, unless otherwise specifically authorized by the Board of Directors of the Corporation, to devote his full time and effort to the best of his abilities to his duties for the profit, benefit and advantage of the business of the Corporation. Executive shall report directly to the Board of Directors.

ARTICLE 4
COMPENSATION AND BENEFITS

        4.1  The Corporation agrees to pay Executive an annual base salary as follows:

Year ending February 28,	Base Salary
2003	$700,000
2004	$800,000
2005	$900,000
2006	$1,000,000

        For the year ending February 28, 2007 and for fiscal years thereafter, the annual base salary shall be reviewed and increases, if any, shall be awarded to Executive by the Board of Directors in its sole discretion, but such base compensation shall not be reduced from that of the prior year. The annual base salary shall be payable at those intervals as the Corporation shall pay other executives.

        The increase in the base salary for any given year is contingent upon the Corporation achieving a "Pre-Tax Profit" for the preceding year greater than the Pre-Tax Profit for the Corporation's fiscal year ended March 2, 2002 (the "Baseline"). In the event such condition is not met, the Executive's base salary shall remain unchanged until the Corporation attains a Pre-Tax Profit greater than the Baseline. At such time the Executive's base salary shall increase in increments of One Hundred Thousand Dollars ($100,000), subject in each case, to the conditions set forth in the first sentence of this paragraph. For purposes of this paragraph, "Pre-Tax Profit" shall be calculated in accordance with generally accepted accounting principles.

        4.2  Subject to the terms and conditions of such plans and programs, the Executive shall be entitled to participate in the various employee benefit plans and programs applicable to senior executives of the Corporation, including but not limited to medical, life and other benefits as well as vacations, which shall be at such times as reasonably determined by the Board of Directors of the Corporation.

        4.3  The Executive shall be eligible to receive a bonus in accordance with the Corporation's bonus plans as in effect and approved by the Board of Directors from time to time.

        4.4  The Executive shall be eligible to participate in the Corporation's stock option plan(s) as in effect and approved by the Board of Directors from time to time.

        4.5  The Corporation shall pay to the Executive a car allowance of $1,000.00 per month.

ARTICLE 5
INSURANCE

        5.1  The Corporation, at its own expense, shall provide life insurance coverage under two separate policies on the Executive's life. The death benefit on the first policy shall be in the amount of $2,000,000, which will consist of one-half split life insurance and one-half term insurance. The death benefit shall be payable to the Executive's designated beneficiary. The Executive shall have full discretion to name the beneficiary under this policy. The Corporation shall also at its own expense purchase "key person" life insurance coverage on the Executive's life in the amount of $4,000,000. The death benefit under this "key person" policy shall be payable to the Corporation. The Executive shall cooperate by providing necessary information, submitting to required medical examinations, and otherwise complying with the insurance carrier's requirements. On the later of (i) the termination of this Agreement or (ii) the date Executive is no longer employed by the Corporation, the Corporation shall assign both the $2,000,000 and $4,000,000 life insurance policies at no cost to the Executive. Any cash surrender value which accrues under these life insurance policies shall be for the benefit of the Executive.

        5.2  The Executive shall be entitled to disability insurance in line with the present policy of the Corporation, to be provided at the expense of the Corporation.

ARTICLE 6
DEFINITIONS

        6.1  "Cause" shall mean (i) any fraud, misappropriation or embezzlement by Executive in connection with the business of the Corporation, (ii) any conviction of a felony or a gross misdemeanor by Executive that has or can reasonably be expected to have a detrimental effect on the Corporation, (iii) any gross neglect or persistent neglect by Executive to perform the duties assigned to him hereunder or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Corporation or (iv) any material breach of Sections 7 or 8 of this Agreement, provided that the existence of such neglect or material breach shall be determined by the written agreement of the majority of the directors. If Executive is a member of the Board of Directors, he shall not vote on any such determination of "Cause," nor shall he be counted for purposes of determining a majority of the directors. Provided further that in connection with an event described in Section 6.1(iii) above, Executive shall first have received a written notice from the Corporation which sets forth in reasonable detail the manner in which Executive has grossly or persistently neglected his duties and Executive shall have a period of ten (10) days to cure the same, but the Corporation shall not be required to give written notice of, nor shall Executive have a period to cure, the same or any similar gross or persistent neglect or material breach which the Corporation has previously given written notice to Executive hereunder and Executive has cured such neglect or breach.

        6.2  A "Change of Control" shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's common stock would be converted into cash, securities or other property, other than a consolidation or a merger having the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions other than in the ordinary course of business of the Corporation) of all, or substantially all, of the assets of the Corporation to any corporation, person or other entity which is not a direct or indirect wholly-owned subsidiary of the Corporation, or (ii) any person, group, corporation or other entity (collectively, "Persons") shall acquire beneficial ownership (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated hereunder) of 50% or more of the Corporation's outstanding common stock.

        6.3  "Confidential Information" means any information that is not generally known, including trade secrets, outside the Corporation and that is proprietary to the Corporation, relating to any phase of the Corporation's existing or reasonably foreseeable business which is disclosed to Executive during Executive's employment by the Corporation including information conceived, discovered or developed by Executive. Confidential Information includes, but is not limited to, business plans; financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; marketing materials and plans; proposals; supplier information; customer information; software codes and computer programs; customer lists; project lists; project files; training manuals; policies and procedures manuals; health and safety manuals; target lists for new stores and information relating to potential new store locations; price information and cost information; administrative techniques or documents or information that is designated by the Corporation as "Confidential" or similarly designated.

        6.4  A "Competitor" means any person or organization which is a women's specialty apparel retailer whose operations compete with more than twenty percent (20%) of the Corporation's regular store locations or twenty percent (20%) of the Corporation's "Large Size" store locations as existing on the date of termination of Executive. Irrespective of the foregoing sentence, companies which are deemed Competitors shall include Kohls Department Stores, Maurices, The Cato Corporation, The Talbots, Inc., Chico's FAS, Inc., J. Jill Group, Inc., Coldwater Creek, Inc., The Limited, Inc. (including divisions and subsidiaries), Dress Barn, Inc., United Retail Group, Inc. and Charming Shoppes, Inc. (and all divisions and subsidiaries including Catherine's, Fashion Buy and Lane Bryant).

ARTICLE 7
NONCOMPETITION AND NONSOLICITATION

        7.1  During Executive's employment, Executive will not plan, organize or engage in any business competitive with any product or service marketed or planned for marketing by the Corporation or conspire with others to do so.

        7.2  For a period of one year after termination of Executive's employment with the Corporation, Executive will not, without the written permission of the Corporation, (i) directly or indirectly engage in activities with a Competitor or (ii) own (whether as a shareholder, partner or otherwise, other than as a 5% or less shareholder of a publicly held company), or (iii) be connected as an officer, director, advisor, consultant or employee of or participate in the management of any Competitor.

        7.3  For a period of two years after termination of Executive's employment with the Corporation, Executive will not solicit, entice, or induce (or attempt to do so, directly or indirectly), any employee of the Corporation to be employed by any other party.

ARTICLE 8
CONFIDENTIAL INFORMATION AND TRADE DOCUMENTS

        8.1  Unless authorized in writing by the Corporation, Executive will not directly or indirectly divulge, either during or after the term of his employment, or until such information becomes generally known, to any person not authorized by the Corporation to receive or use it any Confidential Information for any purpose whatsoever.

        8.2  All documents or other tangible property relating in any way to the business of the Corporation which are conceived by Executive or come into his possession during his employment shall be and remain the exclusive property of the Corporation and Executive agrees to return all such documents and tangible property to the Corporation upon termination of his employment, or at such earlier time as the Corporation may request of Executive.

ARTICLE 9
JUDICIAL CONSTRUCTION

        9.1  Executive believes and acknowledges that the provisions contained in this Agreement, including the covenants contained in Articles 7 and 8 of this Agreement, are fair and reasonable. Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part under the laws of any state, such finding shall not invalidate the covenants, nor the Agreement in its entirety, but rather the covenants shall be construed and/or bluelined, reformed or rewritten by the court as if the most restrictive covenants permissible under applicable law were contained herein.

ARTICLE 10
RIGHT TO INJUNCTIVE RELIEF

        10.1 Executive acknowledges that a breach by the Executive of any of the terms of Articles 7 and 8 of this Agreement will render irreparable harm to the Corporation. Accordingly, the Corporation shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties, and to recover from the Executive all costs of litigation including, but not limited to, attorneys' fees and court costs.

ARTICLE 11
CHANGE OF CONTROL

        11.1 If a Change of Control shall occur during the term of this Agreement, all unvested rights to purchase stock under outstanding stock options held by Executive shall vest immediately for the benefit of the Executive and the Board of Directors will use its reasonable efforts to register such shares under the Securities Act of 1933, as amended, if necessary.

        11.2 If a Change of Control shall occur, the Executive shall be entitled to receive from the Corporation or its successor the full base salary of Executive under this Agreement for one (1) year in one cash installment. This payment shall be made by the Corporation within ten (10) business days of consummating the terms and conditions of the transaction which give rise to the Change of Control.

ARTICLE 12
TERMINATION (OTHER THAN FROM A CHANGE IN CONTROL)

        12.1 The Corporation may terminate the employment of the Executive at any time without cause by written notice of termination of employment to Executive. In the event that the Corporation terminates the employment of the Executive by delivering notice in accordance with the preceding sentence, the Executive shall receive as severance his base salary and benefits pursuant to Section 4 (except bonus) from the date of termination until the later to occur of (i) March 1, 2007 or (ii) twelve (12) months from the date of the notice of termination; provided, however, if the Executive shall secure other employment or a consulting position, the preceding severance amounts payable to the Executive by the Corporation shall be offset and reduced by such other cash compensation the Executive earns through such other employment or consulting arrangements through March 1, 2007. Notwithstanding the foregoing, upon termination, Executive shall no longer be eligible under any of the Corporation's bonus plans.

        12.2 The Corporation may terminate the Executive's employment at any time for Cause and at such time all compensation and benefits provided to Executive under this Agreement shall immediately cease, subject to applicable employment laws and regulations.

        12.3 This Agreement will terminate upon Executive's death or upon Executive's disability that prevents him from performing his duties under this Agreement for a continuous period of six months or for periods aggregating nine months in any eighteen (18) month period.

ARTICLE 13
ASSIGNMENT

        13.1 The Corporation shall not have the right to assign this Agreement to its successors or assigns without the written consent of the Executive; provided, however, the Corporation shall have the right to assign this Agreement to any subsidiary, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.

        13.2 The terms "successors" and "assigns" shall include any corporation which buys all or substantially all of the Corporation's assets, or a controlling portion of its stock, or with which it merges or consolidates.

ARTICLE 14
FAILURE TO DEMAND PERFORMANCE AND WAIVER

        14.1 The Corporation's failure to demand strict performance and compliance with any part of this Agreement during the Executive's employment shall not be deemed to be a waiver of the Corporation's rights under this Agreement or by this operation of law. Any waiver by either party of a breach of can any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

ARTICLE 15
ENTIRE AGREEMENT

        15.1 The Corporation and Executive acknowledge that this Agreement contains the full and complete agreement between and among the parties, that there are no oral or implied agreements or other modifications not specifically set forth herein, and that this Agreement supersedes any prior agreements or understandings, if any, between the Corporation and Executive, whether written or oral. In particular, this Agreement supercedes and replaces in full the Prior Agreement. The parties further agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by the parties.

ARTICLE 16
GOVERNING LAW

        16.1 The parties acknowledge that the Corporation's principal place of business is located in the State of Minnesota. The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without regard to the conflict of laws thereof.

* * * * * *

        IN WITNESS WHEREOF, the Corporation has hereunto signed its name and the Executive hereunder has signed his name, all as of the day and year first above written.

CHRISTOPER & BANKS CORPORATION
/s/ ANDREW MOLLER	By:	/s/ JOSEPH PENNINGTON
Witness		Its: President/COO
EXECUTIVE
/s/ ANDREW MOLLER	/s/ WILLIAM J. PRANGE
Witness	William J. Prange

QuickLinks

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN CHRISTOPHER & BANKS CORPORATION AND WILLIAM J. PRANGE